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                                                                                  Exhibit 11
                                         TRIMAS CORPORATION AND SUBSIDIARIES
                                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                      (In Thousands, Except Per Share Amounts)


                                   Six Months Ended          Three Months Ended
                                        June 30,                  June 30,
                                    1997        1996          1997        1996
Primary:

       Net income                 $37,720      $31,950       $21,550   $17,820

       Weighted average common
         shares outstanding        39,339       36,644        41,329    36,644
       Dilution of stock options      324          324           334       339

       Weighted average common
         and common equivalent
         shares outstanding
         after assumed exercise
         of options                39,663       36,968        41,663    36,983

       Primary earnings per
         common share                $.95         $.86          $.52      $.48

Fully diluted:

       Net income                 $37,720      $31,950       $21,550   $17,820
       Add after tax convertible
         debenture related
         expenses                     300        1,840           -         920

       Net income as adjusted     $38,020      $33,790       $21,550   $18,740

       Weighted average common
         shares outstanding        39,339       36,644        41,329    36,644
       Dilution of stock options      344          338           344       338
       Addition from assumed
         conversion of convertible
         debentures                 1,990        5,083           -       5,083

       Weighted average common
         and common equivalent
         shares outstanding on
         a fully diluted basis     41,673       42,065        41,673    42,065

       Fully diluted earnings
         per common share            $.91         $.80          $.52      $.45


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